UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 7, 2005

HAYNES INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-124977	06-1185400

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1020 West Park Avenue Kokomo, Indiana	46904-9013

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (765) 456-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

(a)	Director Compensation

On November 7, 2005, the Compensation Committee of the Board of Directors of Haynes International, Inc. (the "Company") approved a compensation arrangement whereby members of the Board of Directors who are requested by the Chairman of the Board of Directors to provide services to the Company which are over and above the services that are routinely provided to the Company by its directors are to be compensated in the amount of $1,000 per day for each day on which such services are provided. A summary of this compensation arrangement is filed with this Form 8-K as Exhibit 10.01.

(b)	Amendment to Haynes International, Inc. Stock Option Plan

On November 7, 2005, the Board of Directors of the Company approved an amendment of the Haynes International, Inc. Stock Option Plan (the "Plan"), whereby, in the event of a Change in Control (as defined in the Plan) of the Company, all outstanding options to purchase shares of the Company's common stock would become and remain exercisable as to all shares covered by such options without regard to any vesting schedule without any action by the Board of Directors or the Compensation Committee. The Plan had previously authorized the Board of Directors to accelerate the vesting of options upon a Change in Control in its discretion. All of the directors and certain executive officers of the Company hold options under the Plan.

This description is only a summary of the terms of the Plan and the amendment approved by the Board of Directors. Reference should be made to the Plan, which was filed as Exhibit 10.13 to the Company's Registration Statement on Form S-1 File No. 333-124977 for the terms and conditions of the Plan. Additionally, the Company will file the amendment to the Plan as an exhibit to the Company's next periodic report, which will be the Annual Report on Form 10-K for the year ended September 30, 2004.

Item 9.01. Financial Statements and Exhibits.

(a)	Not applicable.
(b)	Not applicable.

(c)          Exhibits. The exhibit index included at the end of this filing is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Haynes International, Inc.

Date: November 14, 2005	By: /s/ Marcel Martin Marcel Martin Vice President, Finance and Chief Financial Officer

Index to Exhibits

Exhibit No.	Description

10.1	Summary of compensation arrangement for extraordinary service by members of the board of directors.